EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and Quarterly Results

TOWNSHIP OF WASHINGTON, N.J., Oct. 24, 2019 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ: ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $12.3 million, or $0.28 per basic and diluted common share, for the three months ended September 30, 2019.  This compares to net income of $13.4 million, or $0.30 per basic and diluted common share, for the corresponding 2018 period.

The Company also reported that its Board of Directors has declared a $0.18 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be November 4, 2019 and the payment date will be November 13, 2019.

On June 26, 2019, the Company announced that it had entered into a merger agreement with Valley National Bancorp (“Valley”). Common shareholders of Oritani will receive 1.60 shares of Valley common stock for each Oritani common stock they hold. The transaction is expected to close in the fourth quarter of 2019, subject to standard regulatory approvals, shareholder approvals from Valley and Oritani, as well as other customary conditions.  Oritani shareholders will vote on the merger agreement at a special meeting of shareholders to be held on November 14, 2019.

“It is with both gratitude and satisfaction that I provide this, likely final, report of Oritani’s results,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “Oritani has provided its owners with solid returns and unparalleled dividends throughout our existence as a public company.” Mr. Lynch continued: “Our strengths remain evident in this quarter’s operations.  Even with an inverted yield curve, we delivered an annualized ROA of 1.22%, and annualized ROE of 9.29%, an efficiency ratio of 34.7% and an even lower level of problem assets.”

Comparison of Operating Results

Net Income

Net income decreased $1.1 million to $12.3 million for the quarter ended September 30, 2019, from $13.4 million for the corresponding 2018 quarter.  The primary causes of the decreased net income in 2019 was an increase in interest expense largely offset by decreased non-interest expenses, and a $2.0 million reversal of provision for loan losses in the 2018 period.

Interest Income

The components of interest income changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2019		2018		Average
	Income	Yield	Income	Yield	Income	Balance	Yield
Interest Income on:	(Dollars in thousands)
Loans	$37,257	4.31%	$35,952	4.08%	$1,305	$(67,217)	0.23%
Dividends on FHLB stock	405	6.85%	448	6.48%	(43)	(3,990)	0.37%
Equity securities	11	3.30%	10	2.62%	1	(193)	0.68%
Debt securities AFS	184	2.30%	240	2.29%	(56)	(9,985)	0.01%
Debt securities HTM	1,986	2.43%	1,929	2.31%	57	(6,531)	0.12%
Federal funds sold and
short term investments	54	2.51%	22	2.03%	32	4,273	0.48%
Total interest income	$39,897	4.14%	$38,601	3.92%	$1,296	$(83,643)	0.22%

As discussed in prior public releases, the market to originate multifamily and commercial real estate loans has been particularly challenging in recent periods.  Proposed changes to rent regulations in New York and their potentially negative impact on rent regulated multifamily properties depressed sales volume in calendar 2019.  Such legislation was passed in June 2019 and contained many tenant friendly provisions.  Activity has remained sluggish in the current quarter as investors appear wary of the current environment.  In addition, the decreased external interest rate environment has lowered the market rates on new multifamily and commercial real estate loan originations.

The Company’s loan balances decreased $70.1 million during the quarter ended September 30, 2019, versus June 30, 2019.  Originations for the quarter were $129.4 million; however, principal repayments were elevated and totaled $200.1 million.  The Company’s loan pipeline was $147.6 million at September 30, 2019.  The Company’s announced merger with Valley has likely impacted volume.

The average balance of the loan portfolio decreased $67.2 million for the three months ended September 30, 2019 versus the comparable 2018 period.  Loan originations and principal payments for the three months ended September 30, 2019 are above.  For the comparable 2018 period, loan originations and principal payments totaled $82.0 million and $123.5 million, respectively.  There were no loan purchases in either period.

The yield on the loan portfolio increased 23 basis points for the quarter ended September 30, 2019 versus the comparable 2018 period.  On a linked quarter basis (September 30, 2019 versus June 30, 2019), the yield on the loan portfolio increased 7 basis points.  The level of prepayment income impacted these results.  Exclusive of prepayment penalties, the yield on the loan portfolio increased 20 basis points versus the quarter ended September 30, 2018 and 7 basis points versus the June 30, 2019 quarter.  Prepayment penalties totaled $1.4 million, $1.4 million and $1.2 million for the quarters ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

Interest Expense

The components of interest expense changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2019		2018		Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
Interest Expense on:	(Dollars in thousands)
Savings deposits	$1,094	1.15%	$190	0.38%	$904	$180,085	0.77%
Money market	2,078	1.30%	2,057	1.09%	21	(118,721)	0.21%
Checking accounts	2,244	1.33%	1,659	0.92%	585	(49,790)	0.41%
Time deposits	6,873	2.20%	5,131	1.67%	1,742	18,534	0.53%
Total deposits	12,289	1.67%	9,037	1.24%	3,252	30,108	0.43%
Borrowings	3,145	2.71%	3,269	2.29%	(124)	(106,517)	0.42%
Total interest expense	$15,434	1.81%	$12,306	1.41%	$3,128	$(76,409)	0.40%

As discussed in recent public releases, deposit growth has been difficult to attain in the current environment.  Competitors have offered deposit products with rates that exceed an alternative cost of funds.  The Company increased the rate of interest offered on various deposit products in order to maintain balances.  Recently, the Company has reduced the interest rates on such products and intends to continue to reduce interest rates.  The Company has been largely successful in minimizing the outflow of deposits however; sizeable growth has not been achieved.  On a linked quarter comparison basis (versus the quarter ended June 30, 2019), the average balance of deposits increased $8.5 million, period end balances increased $13.3 million and the cost of deposits increased 6 basis points.

As detailed above, the average balance of deposits increased $30.1 million for the quarter ended September 30, 2019 versus the comparable 2018 period.  The overall cost of deposits increased 43 basis points over the periods.  The increased costs are primarily due to the impact of market pressures.  Customer migration is largely responsible for some of the significant shifts in the average balance of products detailed above.

The average balance of borrowings decreased $106.5 million for the three months ended September 30, 2019 versus the comparable 2018 period, while the cost increased 42 basis points.  The increase in the average balance of deposits and contraction of loan balances allowed the Company to reduce borrowings.  The cost of borrowings has been impacted by the overall increase in interest rates, particularly overnight and short-term borrowings, and the maturities of lower cost borrowings.

Net Interest Income Before Provision for Loan Losses

Net interest income decreased by $1.8 million to $24.5 million for the three months ended September 30, 2019, from $26.3 million for the three months ended September 30, 2018.  The Company’s net interest income, spread and margin over the period are detailed in the chart below.

			Net Interest Income
			Before Provision
	Net Interest	Prepayment	Excluding	Including Prepayment Penalties		Excluding Prepayment Penalties
	Income Before	Penalty	Prepayment
Quarter Ended	Provision	Income	Penalties	Spread	Margin	Spread	Margin
			(dollars in thousands)
September 30, 2019	$24,463	$1,382	$23,081	2.33%	2.54%	2.19%	2.40%
June 30, 2019	24,657	1,444	23,213	2.32%	2.53%	2.17%	2.38%
March 31, 2019	24,109	275	23,834	2.29%	2.48%	2.26%	2.45%
December 31, 2018	26,027	1,727	24,300	2.51%	2.68%	2.33%	2.51%
September 30, 2018	26,295	1,154	25,141	2.51%	2.67%	2.40%	2.55%

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  Net interest income before provision for loan losses, excluding prepayment penalties, is a non-GAAP financial measure since it excludes a component (prepayment penalty income) of net interest income and therefore differs from the most directly comparable measure calculated in accordance with GAAP. The Company believes the presentation of this non-GAAP financial measure is useful because it provides information to assess the underlying performance of the loan portfolio since prepayment penalty income can be expected to change as interest rates change.  While prepayment penalty income is expected to continue, fluctuations in the level of prepayment income are also expected.  The level of prepayment income is generally expected to decrease as external interest rates increase since borrowers would have less incentive to refinance existing loans.  However, the time period when these events could occur may not align, and the specific behavior of borrowers is difficult to predict.  Borrowers can be driven to prepay their loans based on factors other than interest rates.  The level of loan prepayments and prepayment income experienced by the Company has been elevated (versus historical levels) despite a period of generally increasing interest rates.

Factors affecting the Company’s spread and margin have been discussed in recent public releases. Recent reductions in the discount rate by the Federal Open Market Committee have been reflected in the competitive environment and allowed the Company to reduce rates on certain deposit without a significant outflow of balances.  This factor contributed to the 2 basis point expansion of spread and margin (excluding prepayment penalties) that was realized in the September 30, 2019 quarter, versus the preceding quarter.  The Company intends to continue to strategically reduce the rates on its deposit offerings.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $61,000 for the three months ended September 30, 2019 and $73,000 for the three months ended September 30, 2018.

Provision for Loan Losses

The Company recorded no provision for loan losses for the three months ended September 30, 2019 and a reversal of provision for loan losses of $2.0 million for the three months ended September 30, 2018.  A rollforward of the allowance for loan losses for the three months ended September 30, 2019 and 2018 is presented below:

	Three months ended
	September 30,
	2019	2018
	(Dollars in thousands)
Balance at beginning of period	$28,596	$30,562
Reversal of provision for loan losses	-	(2,000)
Recoveries of loans previously charged off	12	3
Loans charged off	-	-
Balance at end of period	$28,608	$28,565

Allowance for loan losses to total loans	0.83%	0.81%
Net charge-offs (annualized) to average
loans outstanding	-%	-%

Delinquency and non-performing asset information is provided below:

	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
	Dollars in thousands
Delinquency Totals
30 - 59 days past due	$2,556	$3,146	$1,648	$2,890	$15,261
60 - 89 days past due	1,461	641	975	8,431	356
Nonaccrual	6,490	10,053	10,184	10,706	9,083
Total	$10,507	$13,840	$12,807	$22,027	$24,700

Non-Performing Asset Totals
Nonaccrual loans, per above	$6,490	$10,053	$10,184	$10,706	$9,083
Real Estate Owned	-	557	636	636	1,564
Total	$6,490	$10,610	$10,820	$11,342	$10,647

Nonaccrual loans to total loans	0.19%	0.28%	0.29%	0.30%	0.26%
Delinquent loans to total loans	0.30%	0.39%	0.36%	0.63%	0.70%
Non-performing assets to total assets	0.16%	0.26%	0.27%	0.28%	0.26%

Overall, non-performing asset totals and charge-off levels continue to illustrate minimal credit issues at the Company.  The $2.0 million reversal of provision for loan losses in the 2018 period was due primarily to loan portfolio contraction and reduced qualitative factors within the allowance calculation as determined as part of our quarterly reassessment.

Non-Interest Income

Non-interest income increased $181,000 to $1.0 million for the three months ended September 30, 2019, from $821,000 for the three months ended September 30, 2018.   The primary change was an $119,000 decrease in value of equity securities held by the Company that was reflected in the 2018 period.

Non-Interest Expense

Non-interest expense decreased $1.8 million to $8.8 million for the three months ended September 30, 2019, from $10.6 million for the three months ended September 30, 2018.  The primary change was a decrease in other expenses, which decreased $1.7 million to $1.2 million for the three months ended September 30, 2019, from $2.9 million for the three months ended September 30, 2018.   The reduction is primarily due to decreased professional fees associated with the remediation of Bank Secrecy Act and Anti-Money Laundering compliance matters (discussed in previous public releases).  In addition, there was no expense for federal deposit insurance premiums in the 2019 period, versus $300,000 in the 2018 period.  Assessment credits were awarded to small banks (with total consolidated assets of less than $10 billion) when the Deposit Insurance Fund Reserve Ratio reached 1.38%.  The Company’s credit for the 2019 period fully offset its assessment.

Income Tax Expense

Income tax expense for the three months ended September 30, 2019 was $4.3 million on pre-tax income of $16.6 million, resulting in an effective tax rate of 26.0%.   Income tax expense for the three months ended September 30, 2018 was $5.1 million on pre-tax income of $18.5 million, resulting in an effective tax rate of 27.5%.  The effective tax rate for the 2018 period includes the impact of the New Jersey (“NJ”) tax legislation enacted on July 1, 2018 that imposes a temporary surtax of 2.5% for tax years beginning on or after January 1, 2018 through December 31, 2019, and 1.5% for tax years beginning on or after January 1, 2020 through December 31, 2021.  The legislation also requires mandatory unitary combined filing for members of an affiliated group for tax years beginning on or after January 1, 2019.  The legislation required a revaluation of our deferred tax assets/liabilities based on the rates at which they are expected to reverse in the future.  The revaluation of the Company's deferred tax balances resulted in a one-time non-cash charge of $477,000 which was included in income tax expense for the three months ended September 30, 2018. Excluding the impact of the revaluation, the effective tax rate for the 2018 period was 25.0%.   The increase in effective tax rate in the 2019 period was the result of the NJ tax legislation. The Company reports earnings on a fiscal year basis and the increased income tax implications of the NJ legislation were partially recognized by the Company ratably over the course of the fiscal year ending June 30, 2019.  The full impact of the legislation will be recognized in the fiscal year ending June 30, 2020.  The Company’s estimated effective tax rate for the fiscal year ending June 30, 2020 is 26.0%.

Comparison of Financial Condition at September 30, 2019 and June 30, 2019

Total Assets.  Total assets decreased $80.9 million to $3.99 billion at September 30, 2019, from $4.07 billion at June 30, 2019.  The primary contributor to the decreased asset level was a contraction in loan balances.

Net Loans.   Loans, net decreased $70.0 million to $3.42 billion at September 30, 2019, from $3.49 billion at June 30, 2019.  As discussed in “Comparison of Operating Results, Net Interest Income,” our origination volume is below target levels and loan principal payments remain elevated.

Debt securities available for sale.  Debt securities AFS decreased $2.2 million to $30.6 million at September 30, 2019, from $32.8 million at June 30, 2019.  The decrease is primarily due to principal payments.

Debt securities held to maturity.  Debt securities HTM decreased $10.3 million to $321.9 million at September 30, 2019, from $332.2 million at June 30, 2019.  The decrease is primarily due to principal payments exceeding new purchases.

Federal Home Loan Bank of New York (“FHLB”) stock.  FHLB stock decreased $2.9 million to $23.0 million at September 30, 2019, from $25.9 million at June 30, 2019.  FHLB stock holdings are required depending on several factors, including the level of borrowings with the FHLB.  As FHLB borrowings decreased over the quarter, excess FHLB stock was redeemed.

Deposits.  Deposits balances increased $13.3 million to $2.94 billion at September 30, 2019, from $2.92 billion at June 30, 2019.  See “Interest Expense” for discussion regarding deposit balances.  The Company’s loan to deposit ratio decreased to 116.5% at September 30, 2019.

Borrowings.  Borrowings decreased $95.0 million to $426.6 million at September 30, 2019, from $521.6 million at June 30, 2019.  Asset decreases and minor deposit increases allowed the Company to decrease its level of borrowings.

Stockholders’ Equity.  Stockholders’ equity was essentially stable, increasing $153,000 to $529.3 million at September 30, 2019, from $529.1 million at June 30, 2019.  The increase was primarily due to net income and the release of treasury shares in conjunction with stock option exercises, partially offset by dividends and decreased other comprehensive income.  There were no stock repurchases during the quarter ended September 30, 2019.  Based on our September 30, 2019 closing price of $17.70 per share, the Company stock was trading at 150.8% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as  "may,"  "will,"  "believe,"  "expect," "estimate,"  "anticipate,"  "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019 and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	June 30,
Assets	2019	2019
	(unaudited)	(audited)
Cash on hand and in banks	$20,312	$19,145
Federal funds sold and short-term investments	6,831	7,366
Cash and cash equivalents	27,143	26,511

Loans, net	3,421,268	3,491,322
Equity securities	1,344	1,358
Debt securities available for sale, at fair value	30,578	32,752
Debt securities held to maturity,
fair value of $325,054 and $334,179, respectively.	321,871	332,215
Bank Owned Life Insurance (at cash surrender value)	101,490	100,872
Federal Home Loan Bank of New York stock ("FHLB"), at cost	23,007	25,925
Accrued interest receivable	11,979	11,935
Real estate owned	—	557
Office properties and equipment, net	14,796	12,904
Deferred tax assets	32,231	31,045
Other assets	3,951	3,120
Total Assets	$3,989,658	$4,070,516

Liabilities
Deposits	$2,936,546	$2,923,244
Borrowings	426,563	521,555
Advance payments by borrowers for taxes and
insurance	23,952	24,607
Accrued taxes payable	698	692
Official checks outstanding	5,471	2,936
Other liabilities	67,128	68,335
Total liabilities	3,460,358	3,541,369

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,100,052 shares outstanding at
September 30, 2019 and 45,097,052 shares outstanding at
June 30, 2019.	562	562
Additional paid-in capital	515,868	515,491
Unallocated common stock held by the employee stock
ownership plan	(14,733)	(15,085)
Non-vested restricted stock awards	(190)	(216)
Treasury stock, at cost; 11,145,013 shares at September 30, 2019 and
11,148,013 shares at June 30, 2019.	(153,050)	(153,091)
Retained earnings	183,533	182,032
Accumulated other comprehensive income, net of tax	(2,690)	(546)
Total stockholders' equity	529,300	529,147

Total Liabilities and Stockholders' Equity	$3,989,658	$4,070,516

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three Months Ended September 30, 2019 and 2018
(In thousands, except share data)

	Three months ended
	September 30,
	2019	2018
	unaudited
Interest income:
Loans	$37,257	$35,952
Dividends on FHLB stock	405	448
Dividends on equity securities	11	10
Debt securities available for sale	184	240
Debt securities held to maturity	1,986	1,929
Federal funds sold and short-term investments	54	22
Total Interest Income	39,897	38,601

Interest expense:
Deposits	12,289	9,037
Borrowings	3,145	3,269
Total interest expense	15,434	12,306

Net interest income before provision for loan losses	24,463	26,295

Reversal of provision for loan losses	—	(2,000)
Net interest income after provision for loan losses	24,463	28,295

Non-interest income:
Fees and service charges for customer services	367	312
Bank-owned life insurance	618	624
Gains (losses) on sale of OREO	29	—
Change in fair value of equity securities	(14)	(119)
Net losses on sale of debt securities AFS	—	—
Other income	2	4
Total non-interest income	1,002	821

Non-interest expense:
Compensation, payroll taxes and fringe benefits	6,233	6,041
Advertising	142	143
Office occupancy and equipment expense	723	760
Data processing service fees	540	499
Federal insurance premiums	—	300
Other expenses	1,209	2,884
Total non-interest expense	8,847	10,627

Income before income tax expense	16,618	18,489
Income tax expense	4,318	5,092
Net income	$12,300	$13,397

Income per basic common share	$0.28	$0.30
Income per diluted common share	$0.28	$0.30